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                                December 21, 2000





Mr. William G. Cornely
20 South Third Street
Columbus, Ohio 43215

Dear Bill:

On behalf of Glimcher Realty Trust ("The Company"), I am pleased to offer you the following new terms for your current position of Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Treasurer with some of the specifics outlined below.

A.  COMMENCEMENT OF NEW TERMS:

    December 1, 2000


B.  TERMS OF EMPLOYMENT AGREEMENT:

    1. Three (3) years, with one automatic year extension unless either party notifies the other of termination of this contract no later than 90 days prior to the 3rd anniversary date.
    2.  Subject to Termination Issues as set forth below

C.  DUTIES:

    1.  Title:   Executive Vice President, Chief Financial Officer, Chief
                 Operating Officer, and Treasurer
    2.  Report to Michael Glimcher
    3. Position Summary: Responsible for overall direction and administration of the operational and financial programs and services provided by the Company. This position reports directly to the President.
    4.  Essential Functions:

        a.) Responsible for direction and administration of all operational and financial programs & services
        b.) Works closely with the President to accomplish the goals, objectives and strategic plan(s) established in cooperation with the Board of Trustees
        c.) Provides Corporate leadership for long range objectives d.) Recommends to President & CEO and his Staff strategies for the management of resources in order to maximize bottom line results, return on investments, and shareholder value
        e.)  Directs staff members on Company goals and standards



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        f.)  Enforces policies and procedures of Company for overall effectiveness throughout the organization g.) Develops credibility of financial operations by providing timely and accurate analysis of budgets and other financial reports to assist the President, Board of Trustees and other senior management in managing their responsibilities
        h.) Responsible for evaluation of operational and financial structure for continual improvement of the efficiency and effectiveness of professional growth of management
        i.) Oversees management operation of in-house informational systems network
        j.) Assists President & CEO in execution of all contracts, grants and commitments as authorized by Board of Trustees or Executive Committee
        k.) Responsible for management of organization in absence of the President and CEO
        l.) Represents the Company's financial and strategic positions at industry conferences and when meeting with analysts and shareholders
        m.) Establish and maintain relations with outside financial and reporting institutions
        n.) Other duties and responsibilities as required by President, CEO, and Board of Trustees

    5. You will be responsible for being familiar with and abiding by all of the policies contained in the Managers' Handbook, which may be modified from time to time at the discretion of the Company.


D.  TERMINATION ISSUES:

    1. Death or Disability: This agreement will terminate upon your death or total disability.
    2. Termination with Cause: During the term of your employment, you can only be terminated by the Company for cause. "Cause" means the willful failure to perform your duties with the Company or your engagement in conduct (including but in no way limited to fraud or theft) which has a material adverse effect on the business affairs of the Company, monetarily or otherwise. If the Company terminates your employment for cause, you will not be entitled to severance benefits of any kind.
    3. Termination without cause: If you are terminated without cause, the Company shall pay your base salary and bonus for a period equal to the remaining term of the contract or one year, whichever is greater, and will pay for the continuation of your health, life and disability insurance for a one-year period beginning on the date your employment is terminated. Severance amounts are not subject to mitigation.
   4. Termination by Employee: If you voluntarily terminate your employment for any reason, you shall not be entitled to severance benefits of any kind.


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E.  COMPENSATION:

    1.  Salary: Base Salary of $300,000 annually.
    2.  Management Bonus Program
    3. Equity Compensation: Your participation in stock options or stock grant issues and the amounts of options or shares will be determined by the Executive Compensation Committee in its sole discretion.


F. RETIREMENT PROGRAMS: You will be eligible to participate in the Company's 401(k) plan in accordance with the terms of the Company's plan applicable to employees.


G. SEVERANCE BENEFIT AGREEMENTS: Subject to the approval of the Executive Compensation Committee and Board of Trustees, you will be offered substantially the same written severance benefit agreement as provided other senior executives which provides a lump sum payment equal to three (3) times your total base salary only in the event of a change in control of the Company, as the term "change in control" is defined in the severance benefit agreement. Severance benefits shall also include acceleration of vesting of options and other benefits in the event of a change in control as contained in the current Severance Benefit Agreements currently in effect with other senior executives. There will be no severance benefit agreement between the Company and you relating to a change in control other than that agreed to by you and the Company in writing.


H.  MISCELLANEOUS BENEFITS:

    1. Insurance: You will be eligible for medical, dental, life and disability insurance coverage in accordance with the terms of the Company's plans which apply to the Company's full time employees.

    2.  3 weeks vacation

    3.  Holidays are per Company policy as outlined in the Managers Handbook.


I.  EXECUTIVE COMPENSATION COMMITTEE APPROVAL:

    The terms and provisions of this letter are subject to the approval of the Executive Compensation Committee of Glimcher Realty Trust. Upon your acknowledgement of the provisions of this letter, a resolution containing the terms hereof shall be submitted to the Executive Compensation Committee for review and approval. Upon approval of the Executive Compensation Committee a formal written Employment Agreement containing the provisions of this letter approved by the Executive compensation Committee along with a severance benefit agreement will be prepared by the Company.


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By signing below you also acknowledge that no promise or agreement not expressed in this letter has been made to you and that this letter contains all the terms of employment which have been offered to you by the Company.

Sincerely,


Michael Glimcher
President

Acknowledged by


/s/ William G. Cornely                                   December 21, 2000
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William G. Cornely                                       Date


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